EXHIBIT 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into on July 1, 2026 (the “Effective Date”), by and between Cosmos Health, Inc., a Nevada corporation (the “Company”) and Timo Bernd Strattner (the “Consultant”). Each of the Company and the Consultant may be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Consultant has the capability and capacity to provide certain consulting, advisory, and strategic planning services; and

WHEREAS, the Company desires to retain the Consultant to provide the said services, and the Consultant is willing to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises and obligations herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	Consulting Services.

a.

During the term of this Agreement, the Consultant will provide the Services (as defined below). The Services under this Agreement will all be performed by Timo Bernd Strattner and may not be subcontracted or assigned to other persons. Consultant will provide the Services on a part-time basis, as needed and directed by the Company. The services that the Consultant will provide include but are not limited to the following:

•	Provide strategic, operational, and business development advisory services to the Company;
•	Advise on overall corporate strategy and long-term growth initiatives;
•	Support the development and execution of regional and international expansion strategies, including UAE and GCC markets;
•	Evaluate market positioning, competitive landscape, and strategic opportunities;
•	Identify and introduce commercial counterparties, including customers, partners, and joint venture opportunities;
•	Support the creation and negotiation of commercial agreements and strategic partnerships;
•	Facilitate access to regional business networks and ecosystems;
•	Assist with sourcing and evaluating potential mergers, acquisitions, and strategic transactions;
•	Advise on transaction structure and negotiation strategy;

1

•	Support due diligence coordination and post-transaction integration planning;
•	Provide input on corporate positioning, messaging, and strategic narrative;
•	Assist in refining messaging around growth strategy and market opportunities;
•	Work with management on strategic initiatives and execution planning;
•	Participate in senior-level strategy discussions;
•	Provide ongoing strategic and operational guidance;
•	Introduce the Company to industry stakeholders and relevant service providers;
•	Recommend counterparties and facilitate strategic commercial relationships (collectively, the “Services”).

b.	Consultant shall exercise reasonable skill and care in providing the Services hereunder, and shall perform the Services in a professional manner, consistent with industry standards.

c.

Milestone Points: The Shares (other than the Initial Fee Shares) shall be earned and issued upon the Company’s good-faith determination that the Consultant has achieved the corresponding performance milestone set forth in the table below (each, a “Milestone Point”). The Company shall issue the applicable number of Shares within ten (10) business days following its determination that a Milestone Point has been achieved. All Shares issued under this Agreement shall be registered under a Registration Statement on Form S-8. The aggregate number of Shares issuable under this Agreement shall not exceed 2,000,000 Shares during the Initial Term, which number may be increased by up to an additional 1,000,000 Shares upon achievement of the additional (“stretch”) Milestone Points identified below, for a maximum of 3,000,000 Shares, allocated among the Milestone Points as follows:

#	Milestone Point — Trigger / Deliverable	Shares
1	Onboarding & Strategic Roadmap (Initial Fee Shares). Execution of this Agreement and delivery of a written strategic and market-entry roadmap for the UAE/GCC region within sixty (60) days of the Effective Date.	500,000
2	Strategic Plan Adoption. Management acceptance of the expansion plan and delivery of a mutually agreed long-list of at least ten (10) qualified commercial counterparties (customers, distributors, partners, or acquisition targets), within one hundred twenty (120) days of the Effective Date.	500,000
3	First Executed Commercial Arrangement. Execution by the Company of a binding commercial agreement, or distribution agreement, or memorandum of understanding, or joint-venture term sheet with a counterparty introduced or materially facilitated by the Consultant.	500,000
4	Completion of Initial Term. Continued provision of the Services in a professional and satisfactory manner through the end of the twelve (12)-month Initial Term.	500,000
Subtotal — Base Milestone Points: 2,000,000 Shares
5	Additional / Stretch — Closed Strategic Transaction. Closing of a definitive merger, acquisition, joint venture, or other strategic transaction materially sourced or facilitated by the Consultant.	500,000
6	Additional / Stretch — Commercial Revenue Impact. Commercial relationships introduced or facilitated by the Consultant generate aggregate recognized or binding contracted revenue of at least US$[•] during the Term.	500,000
Total — Maximum Shares (Initial Term, including up to 1,000,000 additional / stretch Shares):		3,000,000

2

Each Milestone Point, and the Consultant’s achievement of it, is subject to review, approval, and acceptance by the Company, Cosmos Health, Inc., in its sole discretion. No Milestone Point shall be deemed achieved, and no Milestone Shares shall be earned or issuable, unless and until the Company has approved and accepted such achievement in writing; the Company’s determination shall be final and conclusive, and the Consultant shall have no right of approval of any kind with respect to any Milestone Point. Achievement of a Milestone Point shall not be a condition to the Company’s obligation to issue the Initial Fee Shares. Numeric thresholds (such as the number of qualified counterparties and the revenue threshold) are placeholders to be finalized by the Parties.

d.

The Parties understand, acknowledge, and agree that the Consultant is not a registered securities broker or dealer, and shall have no authority to enter into any commitments on the Company's behalf or to perform any act which would require Consultant to become registered as a securities broker or dealer.

e.

Bona Fide Services; Form S-8 Eligibility. The Parties acknowledge and agree that the Services consist solely of bona fide consulting and advisory services rendered by the Consultant as a natural person, and that the Services do not include, and the Shares are not being issued as compensation for, (i) any services rendered in connection with the offer or sale of the Company’s securities in a capital-raising transaction, or (ii) any services that directly or indirectly promote or maintain a market for the Company’s securities. The Consultant is not engaged to, and shall not, solicit or introduce investors, participate in any capital-raising or securities-offering activity, or engage in investor-relations or promotional activities with respect to the Company’s securities. The Shares are intended to be eligible for registration on a Registration Statement on Form S-8, and each Party shall act consistently with such intended eligibility.

f.	Consultant will report directly to the Chief Executive Officer or such other personnel as authorized by the Company.

2.	Consultant’s Fees and Expenses.

a.

The Company shall pay Consultant a fee of up to 2,000,000 Shares during the Initial Term, which number may be increased by up to an additional 1,000,000 Shares upon achievement of the additional Milestone Points set forth in Section 1 (for an aggregate maximum of 3,000,000 Shares), in each case issuable upon achievement of the applicable Milestone Points set forth in Section 1 (the “Total Fee”). The Total Fee may be paid in free-trading shares of the Company’s common stock (the “Shares”), all of which shall be registered under a Registration Statement on Form S-8, in lieu of cash.

3

b.	Payment of the Total Fee. The Parties agree that the Total Fee will be paid as follows:

i	Up-Front Payment. Upon execution of this Agreement, the Company will issue to the Consultant 500,000 Shares (the “Initial Fee Shares”).

ii.	Milestone Payments. Following the Effective Date, the Company will issue to the Consultant the number of Shares allocated to each Milestone Point set forth in Section 1 (the “Milestone Shares”) upon, and subject to, the Company’s good-faith determination that the corresponding Milestone Point has been achieved, with each such issuance to be made within ten (10) business days after such determination. For the avoidance of doubt, no Milestone Shares are earned or issuable with respect to any Milestone Point that is not achieved.

iii.	Logistics of Issuance of Initial Fee Shares and Monthly Shares. The Consultant will provide to the Company information relating to the account to which the Initial Fee Shares and the Milestone Shares are to be deposited by the Company or its transfer agent.

iv.	Additional Equity; Future Registration. Following the Term, the Parties may, upon mutual written agreement, provide for the issuance to the Consultant of up to an additional 5,000,000 Shares as compensation for continued services. Any such additional Shares shall be issued only pursuant to a separate written agreement executed by both Parties and shall be registered under a Registration Statement on Form S-3 (or such other registration statement as is then available to and appropriate for the Company), subject to the Company’s eligibility to use such form at the relevant time.

c.	The Consultant is solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the Services by Consultant under this Agreement and for all obligations, reports, and timely notifications relating to such taxes. The Company shall have no obligation to pay or withhold any sums for such taxes.

3.	Term and Termination. This Agreement shall commence on the Effective Date and shall terminate at the end of the twelve (12) month following the Effective Date of this Agreement (the “Initial Term”), unless extended by agreement of the Parties. The Initial Term may be extended for an additional six (6) months (the “Extension Period,” and together with the Initial Term, the “Term”) upon the mutual written agreement of the Parties, on the same terms and conditions set forth herein. Notwithstanding the foregoing, the Company may terminate this Agreement immediately, at any time and for any reason, with or without cause, upon written notice to the Consultant. The right to terminate this Agreement pursuant to this Section is exercisable solely by the Company, and the Consultant shall have no corresponding right to terminate this Agreement prior to the expiration of the Term. Upon any termination or expiration of this Agreement, the Consultant shall be entitled to receive only those Shares corresponding to Milestone Points that have been achieved and approved and accepted in writing by the Company prior to the effective date of such termination or expiration, and no further Shares shall be earned or issuable thereafter.

4

4.

Performance Standards. Consultant shall perform the Services with the same degree of care and skill ordinarily exercised by reasonable professional engaged in the activities identical to or substantially similar to the Services , and the Company’s assessment of such performance shall include, without limitation, the following criteria: (i) the caliber of strategic advice provided; (ii) meaningful engagement in corporate initiatives; (iii) the relevance of stakeholder introductions; and (iv) the measurable advancement of the Company’s long-term growth. The Company shall exercise its discretion regarding such evaluations in good faith.

5.

Equity Issuance. The Consultant shall be eligible to receive stock allocations in the installments and share amounts set forth in the Milestone Points schedule in Section 1 at designated periods, contingent upon the Company’s good faith determination, at its absolute discretion, that the Services have been rendered in a professional and satisfactory manner throughout the relevant timeframe.

6.

Work Product. All Work Product (defined below) shall be work made for hire by Consultant and owned by the Company. The Consultant and the Company agree that, to the fullest extent permitted by applicable law, each item of Work Product will be a work made for hire owned exclusively by the Company. The Consultant agrees that, regardless of whether an item of Work Product is a work made for hire, all Work Product will be the sole and exclusive property of Company. The Consultant hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At the Company’s request and expense, during and after the term of this Agreement, the Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by the Company to enable the Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for Work Product. The Consultant hereby appoints the officers of the Company as the Consultant’s attorney-in-fact to execute documents on behalf of the Consultant for this limited purpose For purposes of this Agreement, “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by Consultant, while engaged by the Company and its affiliates, within the scope of Consultant’s engagement or that otherwise relates in any manner to the business or projected business of the Company and its affiliates.

5

7.	Confidentiality/ Non-Disparagement/ Non-Solicitation/ Non-Competition/ Company Policies.

a.	Confidential Information.
i.

The Consultant acknowledges that during the engagement he will have access to and become acquainted with various confidential or proprietary information, including pending or potential transactions, financial information concerning the Company, its business plans, personnel and strategies, trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures.

ii.

The Consultant agrees that Consultant will not disclose any of the aforesaid confidential or proprietary information, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. To the extent permitted by law and subject to Section 10 below, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of confidential or proprietary information, Consultant agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into Consultant’s possession, shall remain the exclusive property of the Company. Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the termination of this Agreement, or whenever requested by the Company, Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in Consultant’s possession or under Consultant’s control.

b.

Consultant agrees that for so long as Consultant is engaged by the Company or any of its affiliates hereunder and at all times thereafter, Consultant will not disparage the Company or its officers, directors, or affiliates in any way, or through any medium. Consultant agrees to provide full cooperation and assistance in assisting the Company to investigate such statements if the Company reasonably believes that Consultant is the source of any such statements. The foregoing shall not apply to statutorily privileged statements made to governmental or law enforcement agencies.

6

8.

Conflicts of Interest. The Consultant represents that Consultant is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between the Consultant and any third party. Further, the Consultant, in rendering Consultant’s duties, shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which Consultant does not have a proprietary interest. Notwithstanding the foregoing, the Company acknowledges that the Consultant’s services provided pursuant to this Agreement are not exclusive, and the Company acknowledges and agrees that the Consultant shall have the right to enter into similar agreements with other companies. Additionally, the Company acknowledges that one of the services the Consultant is to perform is to assist in finding and introducing to the Company suitable parties for merger and acquisition transactions, and that the Consultant shall have the right to provide similar services to such parties.

9.

Indemnification. The Company agrees to defend, indemnify (including, without limitation, by providing for the advancement of expenses and reasonable attorneys’ fees) and hold the Consultant harmless for any and all acts taken or omitted to be taken by Consultant hereunder (except for any acts stemming from or involving bad faith, gross negligence or willful misconduct). This defense, indemnity, and hold harmless obligation shall apply to the Consultant to the extent provided in the charter and bylaws of the Company in accordance with the same terms, conditions, limitations, standards, duties, rights and obligations as are applicable to a Consultant in like circumstances. The provisions of this Section shall survive for 6 months after any termination of this Agreement.

10.

Independent Consultant. This Agreement shall not render the Consultant an employee, partner, agent of, or joint venturer with the Company for any purpose. The Consultant is and will remain an independent contractor in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Consultant’s compensation hereunder. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind, except as provided by Section 7 above.

11.

Remedies. The Consultant acknowledges that breach of the provisions of Sections 4 and 5 would result in irreparable injury and permanent damage to the Company and its affiliates, and the Consultant acknowledges all prohibitions or restrictions contained therein as reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company and its affiliates. The Consultant recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 4 and 5 would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered by the Company and its affiliates from breach by the Consultant. The Consultant therefore agrees: (i) that, in the event of a breach of Sections 6 or 7, the Company, in addition to and without limiting any of the remedies or rights that it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any trade secret, or (C) require that the Company post a bond or any other security. Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

7

12.

Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and permitted assigns.

13.	Choice of Law. The laws of the state of Nevada shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

14.

Arbitration. Except as provided in Section 9, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The place of arbitration shall be Borough of Manhattan, County of New York, State of New York. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

16.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

17.	Assignment. The Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

18.

Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

8

If to the Consultant:	Timo Bernd Strattner

Conrad Tower, 1706, Sheikh Zayed Road, Dubai, UAE

With a copy (that shall not constitute notice) to:	Kirton McConkie, PC
50 East South Temple Street
Suite 400
Salt Lake City, UT 84111
ATTN: C. Parkinson Lloyd, Esq.
plloyd@kmclaw.com

If to the Company:	Cosmos Health Inc.
141 West Jackson Blvd
Suite 4236
Chicago, IL 60604
Attention: Greg Siokas, Chief Executive Officer

With a copy (that shall not constitute notice) to:	Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th Floor
New York, New York 10158
Attn: Elliot H. Lutzker, Esq.
Email: ehl@dhclegal.com

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

19.	Modification or Amendment. No amendment, change, or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

20.	Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

21.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

22.	Survival. The covenants and agreements of the Consultant contained Sections 6, 7, 8, 9, 10, 12, and 13 above shall survive the termination of this Agreement.

[Signature page follows.]

9

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the Effective Date written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

COSMOS HEALTH, INC.		Timo Bernd Strattner

By:	/s/ Grigorios Siokas	By:	/s/ Timo Bernd Strattner

Name:	Grigorios Siokas	Name:	Timo Bernd Strattner
Title:	Chief Executive Officer

10